CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

LICENSE, SUPPLY, AND DISTRIBUTION AGREEMENT

    This License, Supply, and Distribution Agreement (“Agreement”) is effective as of July 7th, 2026, (“Effective Date”) between:
IBSA Institut Biochimique SA, a company incorporated under the laws of Switzerland, whose registered office is [***]. (hereinafter referred to as “IBSA”);
and
Evolus, Inc., a Delaware Corporation, whose registered office is 520 Newport Center Dr., Suite 1200, Newport Beach, CA, 92660 USA (hereinafter referred to as “Evolus”).
IBSA and Evolus are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.IBSA develops, markets, and sells injectable products for aesthetic and/or dermatologic uses or indications, and, as such, has developed the Product.

B.Evolus desires to market, sell, and distribute, on an exclusive basis, the Product in the Territory for use in the Field (as defined below).

C.IBSA and Evolus desire to enter into this Agreement for hyaluronic acid injectables only under the terms and conditions set out below.

In consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:
1.DEFINITIONS
Capitalized terms used in this Agreement (other than headings) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.
1.1“Additional Products” means any products within the “Profhilo” brand family (including any extensions, line extensions or follow-on products thereto, such as Profhilo Structura) that utilize the Licensed Technology, but excluding any products that are marketed under materially different branding. Additional Products shall also include any modified, line-extension, next-generation, or reformulated versions of Profhilo 3.2% or Profhilo Structura 4.5%. For the avoidance of doubt, changes to concentration, formulation parameters, molecular weight ranges, excipients, syringe configuration, dosing regimen, shall not, in and of themselves, cause a product to fall outside the scope of “Additional Products”.
1.2“Affiliate” means, with respect to a Person, any Person who directly or indirectly Controls or is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, neither Party will be deemed an Affiliate of the other Party.
1.3“Applicable Law” means the applicable provisions of any and all national, regional, provincial, territorial, state and local laws, treaties, legislation, statutes, rules, regulations, administrative codes, and ordinances, and any and all directives, and orders or administrative decisions of any Governmental Authority having jurisdiction over or related to the subject matter of this Agreement.
1.4“Business Day” means any day (excluding Saturdays and Sundays) that is not a legal holiday in [***], and is not a day on which banking institutions in such states are required by Applicable Law to be closed.
1.5“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.
1.6“cGMP” means the then-current good manufacturing practices as required by the FDA under provisions of 21 C.F.R. Parts 210, 211 and 820 (as per the latest updates in line with ISO 13485, and as applicable) and all applicable FDA rules, regulations, orders and guidance, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or the equivalent Applicable Law of an applicable Governmental Authority.
1.7“Clinical Study” means any study of a medical device, biologic or pharmaceutical product involving human subjects or specimens thereof, including human factors and user comprehension studies and the pre-trial and post-trial work necessary to establish, conduct and complete a trial that is conducted to evaluate feasibility, support a Regulatory Approval or to support post-market research.
1.8“Commercialize,” “Commercializing” or “Commercialization” mean any activities undertaken relating to the promotion, marketing, sale, and distribution of products and services including marketing, advertising, importing, having imported, distributing, exporting, having exported, selling, offering for sale, transporting, customs clearance, warehousing, invoicing, handling and delivery to consumers, and the process of Commercialization. Commercialization also includes sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution. The term “Commercialize” shall mean in all sales channels applicable to a field, whether direct or indirect, including all consumer sales channels, retail channels, insurance channels and distributor channels. For clarity, Commercialization does not include obtaining or maintaining Regulatory Approval for such products and services nor any activities related to Development or Manufacturing.
1.9“Commercially Reasonable Efforts” means, in respect of a Party and an obligation under this Agreement, the level of efforts and resources [***].
1.10“Components” means all components or ingredients used in the Manufacturing of a Product under this Agreement.
1.11“Confidential Information” means any information, data or documents, regardless of their nature (technical, scientific, financial, etc.) or subject-matter (know-how, methods, processes, etc.), medium (written, hard-copy or digital documents, etc.) or transmission method

(written or oral) (i) disclosed by or on behalf of a Party to or on behalf of the other Party after the Effective Date, or (ii) to which the receiving party has access within the framework of the performance of this Agreement, or (iii) generated during the performance of this Agreement. In particular, the existence, nature and content of this Agreement are Confidential Information.
1.12“Contract Provider” means any Third Party who supplies IBSA with any Component and/or Packaging necessary to Manufacture a Product.
1.13“Contract Year” means each period beginning on January 1 and ending on December 31; provided that the first Contract Year of the Term extends from the First Commercial Sale of the first Product in the Territory for the Field until December 31 of the then-current Contract Year, and the last Contract Year extends from January 1 of such Contract Year until the effective date of the termination of this Agreement or the expiration of the Term.
1.14“Control,” “Controls,” or “Controlled” means:
(a)with respect to any Intellectual Property Rights, Regulatory Materials, or other information, the possession by a Party, including through its Affiliates, of the ability to disclose, grant access to, license or sublicense such Intellectual Property Rights, Regulatory Materials, or other information as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; and
(b)with respect to a Person, ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.
1.15“Development,” “Develop,” or “Developed” means development activities with respect to a product, including pre-clinical research and development, clinical development, testing, Clinical Studies, supporting Manufacturing activities and related regulatory activities, for obtaining Regulatory Approval. For clarity, Development does not include any activities related to Commercialization or Manufacturing.
1.16“Excluded Claim” means a dispute, controversy or claim that concerns: (a) the construction, scope, validity, enforceability, inventorship or infringement of any Patent, trademark, or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
1.17“Excluded Products” means any products that [***]. For the avoidance of doubt, Excluded Products are not subject to the exclusivity granted under Section 2.1, the Additional Product rights under Section 2.3, or the Licensed Technology covenant under Section 2.4, or any other restriction under this Agreement, and IBSA shall have unrestricted rights with respect to Excluded Products.
1.18“Facilities” means the manufacturing facilities of IBSA where the Product is Manufactured, as set forth on Exhibit A.

1.19“FDA” means the United States Food and Drug Administration or any successor agency.
1.20“Field” means all aesthetics and dermatologic uses or indications, including [***].
1.21“First Commercial Sale” means the first sales of Products on a Product-by-Product and jurisdiction-by-jurisdiction basis, by Evolus to a Third Party for end use or consumption of a Product after Regulatory Approval has been granted with respect to such Product for the Field in such jurisdiction. A First Commercial Sale shall not include any Product supplied for use in clinical trials, for research, as samples, or for other non-commercial uses.
1.22“GAAP” means U.S. generally accepted accounting practices as consistently applied by Evolus.
1.23“GCP” means current good clinical practices as established under Applicable Laws.
1.24“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.
1.25“GLP” means current good laboratory practices as established under Applicable Laws.
1.26“Intellectual Property Rights” means (i) all worldwide rights, title and interest in and to any patents, letter Patents, industrial models, design patents, petty patents, patents of importation, utility models, certificates of invention, and/or other indicia of inventorship and/or invention ownership, and any and all applications for any of the foregoing, and including any such rights granted upon any reissue, division, continuation or continuation-in-part or extensions, now or hereafter filed, related to any such applications or patents, and all discoveries or inventions, whether or not patentable; (ii) all worldwide rights, title and interest in and to all know-how and trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; (iii) all trademarks; and (iv) all worldwide copyright rights, moral rights and all other literary property and/or other rights of authorship, whether or not registered, and all registrations and applications for registration relating thereto.
1.27“Label” means any FDA-approved label affixed to a Product Package, pursuant to the terms of this Agreement, in accordance with Applicable Laws.
1.28“Labeling” means the Label and any FDA-approved printed material that will accompany a Product when sold in its final form, including without limitation any instructions for use.
1.29“Licensed Technology” means the technical information, data, knowledge and trade secrets owned by IBSA, patentable or non-patentable, relating to the design and manufacture of non cross-linked hyaluronic acid (HA) injectables necessary and useful for the development, manufacture and marketing of the Products.

1.30“Manufacture,” “Manufactured” or “Manufacturing” means any processes and activities conducted for the manufacture of products or any component thereof for Development or Commercialization thereof, including packaging, labeling, quality control and quality assurance testing. Manufacturing shall include obtaining products and services from contract manufacturers. For clarity, Manufacturing does not include any activities related to Commercialization or Development.
1.31“Material Communications” means any letters, reports, or other documents received by, or sent to, any Governmental Authority that relates to a Product, a Facility, or such processes or procedures.
1.32“Net ASP” means net revenues recognized by Evolus in accordance with GAAP, as reported in Evolus’ consolidated financial statements, attributable to sales of the Product in the Territory during the applicable Contract Year, divided by the total number of Units shipped or otherwise provided to customers during such Contract Year, but excluding Samples.
1.33“Packaging” means all material used to prepare a fully packaged Product, including, but not limited to, containers, cartons, vials, syringes, Labels, blister packs, inserts and shipping cases, as applicable, each of which shall conform to the Regulatory Approval. “Package” has a correlative meaning.
1.34“Patents” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any country or jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or jurisdiction.
1.35“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or other entity not specifically listed herein.
1.36“Products” means the products listed on Exhibit A
1.37“Purchasing Budget” has the meaning set forth in Section 3.2(a).
1.38“QSR” means the Quality System Regulation applicable to the design, manufacture, packaging, labeling, storage, and testing of medical devices, including the Products.
1.39“Quality Agreement” means a Quality Assurance/Quality Control Agreement to be entered into by the Parties which will set forth certain obligations of the Parties in relation to the design, manufacture, packaging, storage, quality control, and testing of the Products in accordance with QSR.

1.40“Regulatory Approval” means any approvals, registrations, licenses, permits, certificates, consents, clearances, exemptions, medical device approvals, medical device registration certificates, or authorizations that are required for the use, Development, and Commercialization of Product in the Territory in the Field.
1.41“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings including but not limited to clinical studies, preclinical studies, CMC, biological evaluation reports and raw data made to, received from, or otherwise conducted with a regulatory authority to Develop, Manufacture, or Commercialize a Product in the Territory.
1.42“Relevant Factors” means the following factors (as applicable): [***].
1.43“Relevant Market” means with respect to a Product the market as set forth in Exhibit A, in the Territory in the Field.
1.44“Sample” means a Unit of the Products listed in Exhibit A that is provided to customers free of charge on an educational, training or promotional basis or is used for other non-commercial purposes. For the avoidance of doubt, a Sample shall not be considered the same as a “Product” which is specifically designated for commercial sale.
1.45“Specifications” means the specifications for the Products as applicable from time to time during the Term and attached hereto as Exhibit A, which Specifications shall at a minimum conform to the Regulatory Approval.
1.46“Shelf-Life Threshold” means, at the time of shipment to Evolus of a Product or Sample that the shelf life is at least [***].
1.47“Term” has the meaning set forth in Section 13.1.
1.48“Territory” means the United States of America, including its territories and possessions.
1.49“Third Party” means a Person that is not IBSA or Evolus nor an Affiliate of IBSA or Evolus.
1.50“Trademarks” means the trademarks, existing or future, (i) used and owned by IBSA to designate its technology, that EVOLUS undertakes to use systematically as part of its distribution commitment, and (ii) used and owned by Evolus to designate the Products listed in Exhibit A.
1.51“Transfer Price” means the price for a commercially saleable Unit of Product as set forth on Exhibit A.
1.52“Unit” means a single syringe of the corresponding Product.
2.LICENSE, APPOINTMENT AND EXCLUSIVITY
2.1Exclusive Evolus Appointment. IBSA hereby appoints Evolus, and Evolus hereby accepts such appointment, as IBSA’s sole and exclusive (even as to IBSA) licensee for the Development and Commercialization of Products for the Field in the Territory, and Evolus shall use Commercially Reasonable Efforts to Develop and Commercialize the Products in the Territory for the Field. Evolus may establish any sub-distributors with the prior written consent of IBSA. Nothing in this Agreement shall limit or prohibit Evolus from Developing or Commercializing other products, including in the Field in the Territory; provided however that such products do not infringe IBSA’s Intellectual Property Rights.
2.2Additional Territories. Evolus and IBSA shall explore entering into other license, supply and distribution agreements for additional countries, including, but not limited to, Canada, Australia and New Zealand. The terms for any geography outside of the Territory shall be separately negotiated and are not contemplated by this Agreement. The Parties agree to enter into good faith discussions regarding these additional territories within [***] of the signing and execution of this Agreement.
2.3Additional Products Rights.
(a)Additional Products. For any Additional Products, Evolus shall have a period of [***] to elect, by written notice, to Develop and Commercialize such product in the Territory. During such [***], IBSA shall not commercialize or partner any Additional Product in the Territory; provided, however, that IBSA may conduct Development activities in the United States during such period. If Evolus provides such notice, the Parties will negotiate in good faith for a period of [***] an agreement containing the terms of the Development and Commercialization of the Additional Products for the Field in the Territory on terms materially consistent with this agreement. If the Parties do not enter into a definitive agreement, then IBSA is free to negotiate with any Third Party with respect to the Development and Commercialization of the Additional Product.
(b)Post Opt-In Period. If Evolus elects not to Develop and Commercialize an Additional Product, or does not affirmatively elect to do so within such three (3)-year period, IBSA may commercialize such product in the Territory itself or with a Third Party; provided that such product shall not be marketed under the “Profhilo” brand or any confusingly similar brand in the Territory.
2.4Licensed Technology Covenant. IBSA covenants that it will not use or practice, or allow any Third Party to use, the Products or any product substantially similar to the Product in the Territory for the Field. Nothing in this Agreement shall prevent IBSA or any Third Party authorized by IBSA from using the Licensed Technology in the Territory for uses outside the Field, provided that any such products: (a) are not marketed, promoted, or positioned for use in the Field and (b) utilize branding, trademarks, and trade dress, that are different from those used for the Products in the Territory. IBSA shall use Commercially Reasonable Efforts to include in any agreement with a Third Party authorized to use the Licensed Technology in the Territory outside the Field contractual provisions that prohibit such Third Party from marketing, promoting, distributing, or selling the applicable product for the Field. If Evolus reasonably believes that sales of any such out-of-Field product are being diverted into the Field, Evolus shall notify IBSA in writing, and the Parties shall promptly meet to discuss and implement additional safeguards. For the avoidance of doubt, the Excluded Products are not subject to this Section 2.4, and nothing in this Agreement shall restrict IBSA's right to develop, manufacture, use, commercialize, or license any Excluded Product in or outside the Territory, in any field, without limitation.

3.SUPPLY TERMS
3.1Supply Terms. IBSA will supply the fully Manufactured and packaged Products to Evolus during the Term for Commercializing such Products for the Field in the Territory in accordance with this Article 3:
(a)Minimum Purchase Requirement. Subject to Section 3.1(b), starting in Year 4, the total Products ordered by Evolus annually during a Contract Year of the Term (excluding any purchases of Samples) shall be greater than or equal to the annual minimum purchase requirement for such Contract Year (the “Minimum Purchase Requirement”) for the Products in the Territory for the Field, in each case according to the table below:

Contract Year	Target Purchases	Annual Minimum Purchase Requirement Product (per Unit) ([***] of Target Purchases)
Year 1	[***]	[***]
Year 2	[***]
Year 3	[***]
Year 4	[***]	[***]
Year 5	[***]	[***]
Year 6	[***]	[***]
Year 7	[***]	[***]
Year 8	[***]	[***]
Year 9	[***]	[***]
Year 10	[***]	[***]
Year 11	[***]	[***]
Year 12	[***]	[***]
Year 13	[***]	[***]
Year 14	[***]	[***]
Year 15	[***]	[***]

(b)Minimum Purchase Calculation. Determining the achievement of the Minimum Purchase Requirement for a given Contract Year shall be based on: [***].

(c)Effect of Failure to Meet Minimum Purchase Requirement. If Evolus fails to achieve the Minimum Purchase Requirement in any Contract Year, after Year 3, then IBSA shall have the option to, in its sole discretion, convert the exclusive right granted to Evolus under Section 2.1 into a non-exclusive right or terminate this Agreement in accordance with Section 13.2; provided, however, that IBSA’s rights in the foregoing shall not apply if Evolus’ failure to purchase the Minimum Purchase Requirement for any such Contract Year is attributable to or the result of (i) a force majeure under Section 15.11, (ii) IBSA’s supply failure, or (iii) IBSA’s willful misconduct or breach of this Agreement. The Parties agree that this Section 3.1(c) is IBSA’s sole and complete remedy for Evolus’ failure to achieve the Minimum Purchase Requirement.
3.2Forecasts and Ordering.
(a)Purchasing Budget. After FDA approval and by [***] of each Contract Year Evolus shall inform IBSA of its non-binding good faith estimate of purchase requirements for the following Contract Year (“Purchasing Budget”).
(b)Rolling Forecasts. By [***], Evolus shall provide an updated rolling forecast for the following [***], including the following information: [***].
(c)Purchase Orders. Evolus shall issue purchase orders at least [***] before the required delivery date as a usual procedure and [***] before the required delivery date as far as any modification needed in Packaging. All orders must be confirmed in writing by IBSA, within [***] from receipt.
(d)If IBSA believes that it will not be able to satisfy Evolus’ requirements for the Products, it shall promptly notify Evolus, specifying the reasons for the expected delay and its anticipated duration. In the event of any shortage of Products in IBSA’s inventory, IBSA shall make its best efforts to fulfill its manufacturing obligations.
(e)In the event that Evolus’ orders exceed the Purchasing Budget, IBSA is not obliged to deliver quantities in excess of [***] of the Purchasing Budget; provided that IBSA will use Commercially Reasonable Efforts to deliver such excess quantities. During the Contract Year in which the Agreement terminates, IBSA reserves the right not to supply the quantity exceeding the Purchasing Budget prorated as of the effective date of termination.
(f)Pre-Approval Forecast and Initial Launch Supply.
(i)Prior to receipt of Regulatory Approval for a Product in the Territory, Evolus may, [***].
(ii)Based on the Pre-Approval Forecast, the Parties may mutually agree in writing for IBSA to commence manufacturing and/or packaging of Product at risk prior to Regulatory Approval (“At-Risk Manufacturing”). Any At-Risk Manufacturing shall be undertaken by IBSA’s after discussions with Evolus.
(iii)Upon receipt of Regulatory Approval, the Parties shall promptly confirm in writing the quantities and delivery timing for the initial commercial shipment, and such confirmed quantities shall be converted into binding purchase orders.

(g)[***].
(h)Delivery Terms. IBSA shall deliver all Products [***].
3.3Acceptance and Rejection, Non-Conforming Product.
(a)A Product is non-conforming (“Non-Conforming”) if the Product:
(i)has not been manufactured, filled, tested, packaged, stored, and supplied by IBSA in accordance with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Regulatory Approvals, (v) the Specifications, (vi) the Quality Agreement, and (vii) this Agreement;
(ii)has not been manufactured, filled, tested, packaged, and stored at the Facilities, with such Facilities having been approved by the Governmental Authorities in the Territory and the country of manufacture;
(iii)is adulterated or misbranded under any Applicable Laws in the Territory;
(iv)does not meet the Shelf-Life Threshold;
(v)is not free from defects in material, manufacturing, and workmanship for the shelf-life of the Product; or
(vi)does not comply with any accepted purchase order.
(b)If any delivery of Product is Non-Conforming in relation to any matter discoverable upon visual inspection made with reasonable care, then Evolus will notify IBSA within [***] after receipt of the Product in its warehouse in the Territory. If any delivery of Product is Non-Conforming in relation to any matter which is not discoverable upon visual inspection made with reasonable care, then Evolus shall also notify IBSA within [***] after discovery. IBSA shall promptly notify Evolus as to whether it confirms or denies that the Product is Non-Conforming.
(c)If IBSA does not agree that the Product is Non-Conforming, then the Parties shall submit information regarding the disputed shipment to each other for review. If the Parties cannot agree as to whether the Product is Non-Conforming within [***] after Evolus’ initial claim that a Product is Non-Conforming, then upon the request of either Party [***].
(d)If any Product delivered by IBSA hereunder is determined to be Non-Conforming, then IBSA shall promptly replace, at its expense (all costs included) the Non-Conforming Product with a substitute Product that conforms to the requirements of this Agreement at IBSA’s expense, and Evolus shall, in accordance with IBSA’s written instructions, return or destroy all Non-Conforming Product.
3.4Delays.
(a)    In the event IBSA is unable to supply to Evolus, in whole or in part, the Products requested for any reason, then IBSA shall notify Evolus as promptly as possible in writing of such shortage, or potential shortage, or inability to timely supply a Product and, if possible, the date when IBSA will again be able to supply such Product. IBSA shall use its best efforts to remedy any shortfall of a Product as expeditiously as possible, and until such shortfall is remedied, use its best efforts to manage its filling capacity.
(b)    In addition, if an event occurs during the manufacture of any Product batch which is likely to materially affect the safety, efficacy, or regulatory status of the Product, IBSA shall notify Evolus as soon as reasonably possible (but in any event no later than [***] of becoming aware of the process event). Evolus and IBSA shall consult with each other as to the disposition of all affected batches of the Product, which disposition shall be at the expense of IBSA. IBSA agrees to report to Evolus in compliance with the terms and conditions of the Quality Agreement any atypical process events, regardless of whether they are or are not likely to materially affect the safety, efficacy, or regulatory status of the Product. No Product may be reworked unless the rework procedure is in conformity with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement, and Evolus provides its prior written consent.
3.5Shortages. In the event of any shortages of any Product, Component or Packaging, IBSA undertakes to make its best efforts to fulfill its manufacturing obligations in accordance with and to the extent of Evolus’ order forecasts.
3.6Reports. Upon written request from Evolus, IBSA shall provide Evolus with a report detailing projected shipment dates for Purchase Orders and the capacity and status of all Facilities.
4.PRICING AND PAYMENTS
4.1Product Prices. For each Unit of a Product, the initial “Transfer Price” shall mean the prices based on Section 4.2. “Initial Sample Price” and “Sample Price” shall mean the prices set forth on Exhibit A next to such Product.
4.2Transfer Price Mechanism.
(a)Year 1 Transfer Price. For the first Contract Year and for any At-Risk Manufacturing Product, the Transfer Price shall be [***] per Unit.
(b)Subsequent Year Transfer Price. Beginning with the second Contract Year, the Transfer Price per Unit for each Contract Year shall be determined based on Evolus’ Net ASP for the Product during the immediately preceding Contract Year, as follows: [***]
4.3Samples.
(a)For the first [***] following the commercial launch in the Territory of a Product (the “Launch Period”), Samples shall have a price equal to the Initial Sample Price per Unit. After the Launch Period, the Product samples shall have a price equal to the Sample Price per Unit.
(b)Evolus shall not in any circumstance sell, re-sell or direct the Samples into the commercial market.

(c)After the Launch Period, during a given Contract Year, on a Product-by-Product basis, Evolus shall not place a Purchase Order for Samples of such Product that exceeds [***] of the total Products purchased during the Contract Year.
4.4Invoicing. IBSA shall submit an invoice to Evolus with each shipment of the Products supplied to Evolus under each purchase order for the amount due for such shipment. Evolus shall pay undisputed amounts in each invoice to IBSA within [***] of the invoice date. Evolus shall notify IBSA in writing of any dispute regarding an invoice within [***] of Evolus’ receipt of such invoice. The Parties shall seek to resolve all such disputes promptly and in good faith. Notwithstanding anything to the contrary, IBSA shall continue performing its obligations under this Agreement during any such dispute.
4.5Payments. All amounts due from Evolus to IBSA hereunder shall be paid by wire transfer to an account, designated in writing, in advance by IBSA. Any undisputed payments or portions thereof that are not paid on the date such payments are due shall bear simple interest at the lower of: (a) [***] per annum; or (b) the maximum rate permissible by governing law.
4.6Taxes. If laws or regulations require that taxes be withheld, Evolus shall: (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to IBSA within [***] following that tax payment.
(a)Tax Forms. On the Effective Date, IBSA shall provide Evolus with a validly completed and duly executed IRS Form W-8BEN-E (or IRS Form W-9 if applicable) claiming any exemption from or reduced rate of withholding. It is anticipated that the form will claim benefits under the U.S.-Switzerland Income Tax Treaty and prior to the expiration of any tax forms, IBSA shall provide Evolus with a validly completed and duly executed new tax form.
5.COMMERCIALIZATION TERMS
5.1Products Commercialization. Evolus shall use Commercially Reasonable Efforts after Regulatory Approval for the Product has been obtained to:
(a)Commercialize the Products in the Territory for the Field in accordance with Applicable Law; and
(b)maintain sufficient facilities and appropriate, trained staff and personnel in the Territory.
5.2Direction and Funding for Product Commercialization. Evolus shall be solely responsible for the direction and funding for all sales and marketing activities necessary to Commercialize the Products in the Territory.
5.3Annual Promotional Review. On an annual basis, Evolus shall provide IBSA with an overview of its promotional and marketing activities for the Product in the Territory.
5.4Use of Trademarks. Evolus will have the right to brand the Product using trademarks, logos, and trade names as Evolus, in its sole discretion, deems appropriate for the Product in the Territory (the “Evolus Trademark”) and at no additional cost to Evolus, Evolus shall have the right to use the Trademark licensed to Evolus under Section 8.1. The Parties will agree in good faith on overall brand guidelines for use of IBSA Trademarks (the “Brand Guidelines”). Evolus shall market the Products in material compliance with such Brand Guidelines and agrees not to use the IBSA Trademarks in any manner that would disparage or denigrate the IBSA Trademarks or otherwise materially harm the reputation or goodwill associated with the IBSA Trademarks.  In the event IBSA believes that Evolus has violated this provision, IBSA shall provide Evolus with written notice specifying the allegedly disparaging conduct, and the Parties shall work together in good faith to cure such conduct, including by issuing corrective statements, retractions, or other remedial measures as may be reasonably requested by IBSA
5.5Recalls. If a Party is required to recall, or on its own initiative recalls, any of the Products, the Parties agrees to assist each other in such a recall. Evolus agrees that if a recall occurs, Evolus will notify all affected customers promptly and will promptly provide IBSA with a written status report of the recall. IBSA agrees, at Evolus’ discretion, either to refund the Transfer Price of the recalled Products, or to replace recalled Products within a reasonable time, including freight and applicable duties and taxes. The Party responsible for the cause of such recall shall bear the costs of such recall, except that, if neither Party is the cause of such recall, then the Parties shall equally share the costs of such recall. The obligations set forth in this Section 5.5 shall survive the expiration or earlier termination of this Agreement.
5.6Adverse Event, Incident, and Complaint Reporting. Promptly after the Effective Date the Parties shall negotiate in good faith and enter into a materiovigilance agreement on reasonable and customary terms, including that each Party shall (i) comply with all safety monitoring requirements under Applicable Law; (ii) be responsible for timely reporting all adverse events, incidents, recalls, complaints, medical device reports and other safety data related to the Product in the Territory to the applicable Governmental Authorities in accordance with Applicable Law; and (iii) promptly report to the other Party any adverse event, incident, customer complaint, medical device report, or communication from any Governmental Authority related to the Products in the Territory, and in all events, with sufficient detail and time to allow the other Party to meet its regulatory reporting requirements under Applicable Law.
5.7Records. Evolus shall use Commercially Reasonable Efforts to maintain at its principal place of business adequate, complete, and detailed books and records of all purchases, sales, advertising expenditures, inventory and other transactions and information related to the Products.
6.MANUFACTURE OF PRODUCT
6.1Packaging and Production. IBSA shall Manufacture the Product using its approved syringes and all related components as authorized by Governmental Authority. IBSA shall apply Labeling to each Product and Package each Product in accordance with the Labeling and Packaging specifications set forth in the Regulatory Approvals. All Packaging materials shall be included in the Transfer Price. Evolus shall be responsible for the design of the Packaging and Labeling for Products in the Territory. Such Labeling and Packaging shall be differentiated from labeling and packaging for Products sold by IBSA or Third Parties outside of the Territory and Evolus shall have the ability to use variations to the package colors used by IBSA and to use alternative naming conventions currently being used by IBSA consistent with Brand Guidelines.

Modifications to Labeling and Packaging components may be made based on Evolus and user feedback.
6.2Restrictions on Changes to Product. The Parties acknowledge that once Regulatory Materials have been submitted to a Governmental Authority, any change whatsoever to (a) a Product, (b) any Component in a Product, (c) the Packaging of a Product, or (d) any process, method, or procedure related to Section 6.2(a)-(c), may jeopardize the Regulatory Approval of a Product. IBSA shall not make any changes whatsoever, regardless of how minimal or extensive, to the Product, any Component, or the Packaging of a Product, or any related process, method or procedure used in connection with Manufacturing the Product (including, without limitation, changes to Contract Provider(s) or the Facilities), without obtaining the prior written approval of Evolus, which shall not be unreasonably withheld, conditioned or delayed, for such change. To the extent of any changes, IBSA shall pay all fees and charges payable to the Governmental Authorities which may be required in connection with any change. IBSA shall continue to supply Evolus with Products which satisfy the Regulatory Approval until such time as any new change of Products are approved by the Governmental Authority, if such approval is necessary.
6.3Manufacturing Facilities.
(a)All Products supplied to Evolus pursuant to this Agreement shall be manufactured only by IBSA and/or its Affiliates at the Facilities described in Exhibit A, or at such other facility as may be mutually agreed between the Parties in writing and which complies with the requirements of this Agreement. If IBSA has a Product manufactured on its behalf by an Affiliate, then IBSA shall cause and obligate its Affiliate to comply with all provisions of this Agreement applicable to the manufacture of such Product, and any reference to IBSA in such provisions shall, as appropriate, be deemed to include a reference to the applicable Affiliate of IBSA.
(b)IBSA shall maintain the Facilities so that they are in compliance at all times with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement. IBSA shall, throughout the Term, at its own cost, obtain and maintain (and cause any Contract Provider selected by IBSA to obtain and maintain) any and all licenses, registrations, permits, orders, authorizations and consents (including facility licenses, permits, and controlled substance registrations) and pay all applicable facility fees, as required by the Governmental Authorities in the Territory to Manufacture, Package, store, and ship the Product in compliance with QSRs, or as otherwise required to perform IBSA’s obligations under this Agreement.
(c)IBSA shall upon request provide Evolus with status updates and capacity planning of its Facilities.
6.4Testing. IBSA shall test all Products prior to delivery to Evolus to ensure that each Product meets the Specifications. With the delivery of each shipment of Product, IBSA shall provide Evolus with a certificate of analysis in accordance with the terms of the Quality Agreement and which verifies that such Product complies with the Specifications. IBSA shall be responsible for all applicable release testing of such Product in accordance with (a) all applicable

QSRs in the Territory, (b) all Applicable Laws in the Territory, (c) all requirements of any Governmental Authority.
6.5Inspections.
(a)During the Term and until [***] after the expiration date for the last Product supplied hereunder, and thereafter in the event a claim against Evolus regarding a Product is threatened or commenced, IBSA shall permit Evolus’ representatives to enter the Facilities, upon reasonable prior notice of at least [***], for the purpose of inspecting the Facilities and quality control procedures and confirming compliance with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement. If during any such inspection Evolus discovers any instances in which IBSA has not complied with the foregoing, then IBSA shall promptly provide to Evolus a written plan for correcting such deficiencies, including a proposed timetable for implementing such corrections, and shall ensure that such deficiencies are corrected, at IBSA’s sole expense, as soon as reasonably practicable.
(b)IBSA shall routinely inspect the Facilities to confirm compliance with (i) all applicable QSRs and ISO 13485 in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Quality Agreement, and (v) this Agreement. Upon request, IBSA shall provide Evolus with the results of its inspections to the extent related to a Product, including either a list of deficiencies and plan for correction or a certificate confirming that the Facilities are in compliance with the terms of this Section 6.5(b).
(c)If IBSA receives any notification of any inspection of a Facility by any Governmental Authority, or any warning letter or similar correspondence from any Governmental Authority, to the extent such notification or inspection or warning letter or correspondence directly concerns the Product, then IBSA shall (i) promptly provide Evolus with notice of the inspection and all notices, correspondence, and related documents received from or sent to the applicable Governmental Authorities by IBSA, (ii) promptly furnish Evolus with copies of all reports and notices received by IBSA as a result of any such inspection, (iii) provide to Evolus a written plan for correcting such any deficiencies documented by the Governmental Authorities, including a proposed timetable for implementing such corrections, (iv) ensure that any deficiencies are corrected, at IBSA’s sole expense, as soon as reasonably possible, and (v) keep Evolus informed of all material developments regarding such inspections and any follow- on actions.
6.6Quality Assurance/Quality Control.
(a)To support Evolus’ Development of the Products, the Parties shall, within [***] of the Effective Date of this agreement, enter into a Quality Agreement. In the event, there is conflict between the Quality Agreement and this Agreement, this Agreement shall supersede.
(b)The purpose of this Quality Agreement shall be: (i) to define the specific roles and responsibilities of each Party in accordance with the regulatory requirements of 21 CFR 820 (and any other regulatory requirements necessary to Develop and Commercialize the Products for the Field in the Territory), and (ii) govern the design, implementation and governance of the quality management system necessary under 21 CFR 820 (with it understood that it will largely rely on IBSAs existing quality system).

(c)In accordance with Section 7.3, Evolus shall be the applicant for, and owner of, the Regulatory Approval (i.e., Premarket Approval Application). Furthermore, (1) Evolus shall be responsible for the clinical and regulatory strategy and regulatory filings to support the regulatory application, and (2) IBSA shall be, each as referenced in 21 CFR 820, (i) the manufacturer, (ii) design and specification developer, (iii) responsible for design controls, and (iv) maintain the design history file.
6.7No Contract Manufacturing. Except with the consent of Evolus, which consent may be withheld in Evolus’ absolute discretion, only IBSA and its Affiliates shall manufacture the Products for supply to Evolus, and no sublicensees of IBSA or other Third Parties shall manufacture the Products for supply to Evolus.
6.8Records and Batch Samples. IBSA shall maintain, and shall cause its Contract Providers, if any, to maintain all records and batch samples necessary to comply with all Applicable Laws relating to the Development, testing, Manufacture, Packaging, storage and supply of the Product, and the performance of its obligations under this Agreement. All such records and batch samples shall be maintained for such period as may be required pursuant to the Applicable Laws or, in the absence of such, IBSA policy. Batch samples, according to IBSA policy, will be maintained for [***] after the end of approved shelf life. All IBSA documentation and records will be maintained for [***]. This rule applies also to Evolus’ documentation and records, in order to assure the traceability of the Products.
6.9Inspection of Books and Records. During the Term, and thereafter for the greater of (a) the period stipulated by the Applicable Laws in the Territory, and (b) [***], IBSA agrees that Evolus, at reasonable times upon reasonable prior notice, may inspect and copy the research and development and manufacturing books and records of IBSA, including audits of any contracted provider, pertaining to IBSA’s obligations under this Agreement for purposes of ensuring compliance with the terms of this Agreement. IBSA agrees to obtain the foregoing right of inspection for Evolus with respect to the relevant books and records of IBSA’s Contract Providers, if any.
7.DEVELOPMENT AND REGULATORY MATTERS
7.1Evolus Development and Regulatory Obligations. As between the Parties, Evolus shall, at its sole expense, be responsible for the Development of Products in the Territory for use in the Field, including the performance of Clinical Studies, Product testing, and the conduct of regulatory activities required to obtain and maintain all Regulatory Approvals necessary for all activities and uses of Product in the Territory for the Field. All Development activities shall be conducted in compliance with all Applicable Laws, including cGMP, GCP, GLP, and ISO. Evolus shall keep IBSA reasonably informed as to the progress of Evolus’ Development activities and its regulatory activities relating to Products in the Territory, including its correspondence and meetings with Governmental Authorities and other governmental agencies in the Territory.
7.2IBSA Development and Regulatory Obligations. IBSA shall, at no cost to Evolus, provide reasonable assistance to Evolus in connection with its Development and regulatory activities for Products in the Territory for the Field, including by timely providing all necessary and useful technical, regulatory and manufacturing information, technical assistance and input in the regulatory activities required to obtain Regulatory Approvals and providing reasonable assistance with Clinical Studies (including the provision of Products free of charge for such Clinical Studies) required to obtain such Regulatory Approvals. Additionally, IBSA shall promptly address any deficiencies identified by the FDA or any other similar regulatory authority due to manufacturing processes or documentation under IBSA or its contracted parties’ control.
7.3Regulatory Approval Holder. Subject to Applicable Laws, Evolus shall apply for Regulatory Approval for the Products with the Evolus Trademarks that are owned by Evolus and listed on Exhibit A for use with the Product in the Field in the Territory. Evolus shall be the owner of the Regulatory Approval, Regulatory Materials and Clinical Study results of the Products with the FDA.
7.4Ownership upon Termination. The Parties agree that, in the event Evolus ceases to be the exclusive distributor of the Products in the Territory, or if this Agreement is terminated pursuant to its terms, the Parties shall engage in good faith discussions to determine the appropriate management and potential transfer of ownership of the Regulatory Materials and Clinical Studies. This includes, but is not limited to, granting IBSA the option to reacquire such assets on terms to be mutually agreed upon by the Parties, each at their sole discretion.
7.5Information Exchange related to the approval in the Territory.
(a)Deficiency. If either Party is notified of a deficiency in any Regulatory Materials, then such Party shall immediately notify the other Party, and the Parties shall consult with each other regarding appropriate responses and timing. Evolus shall respond to such deficiency. The Parties acknowledge that the Governmental Authorities may require an expedited response to their inquiries and in such case shall work together to ensure that responses are filed within the requisite deadlines.
(b)Government Communications.
(i)the Parties shall promptly (but in any event not later than [***]) provide each other with copies of all Material Communications with any Governmental Authority, including, without limitation, adverse event reports and safety reports, regarding a Product, the Facilities, or the procedures or processes used in connection with a Product; and
(ii)The notification obligation in this Section 7.5(b) shall be [***] if a Governmental Authority is commencing or threatening seizure of a Product or, with respect to IBSA, closure of or suspension of operations at a Facility.
(c)At least [***], each Party shall keep the other fully informed of the material status of regulatory and commercial developments related to the Products in the Field in its respective territory, including any material decision by any Governmental Authority of their respective territory.
7.6[***].
7.7Cooperation. The Parties shall cooperate with each other with respect to the activities governed by this Article 7, including executing documents and providing information to the other Party.

7.8Diligence. Evolus and IBSA shall use Commercially Reasonable Efforts, alone or in conjunction with their respective Affiliates, to obtain Regulatory Approval for, and Develop and Manufacture the Products for the Territory in the Field.
7.9Quality Control. IBSA shall use Commercially Reasonable Efforts to Manufacture the Products in accordance with all Applicable Laws, including where applicable cGMP and the related Products Labeling and instructions for use, and maintain ongoing quality assurance and testing procedures sufficient to satisfy regulatory requirements under Applicable Law.
7.10Development Committee.
(a)Formation. Within [***] of the Effective Date, the Parties will form a development committee (the “Development Committee”) comprised of at least one (1) representative from each Party, and at all times an equal number of representatives of each Party. Such representatives shall have sufficient experience and qualifications to facilitate discussions and activities within the scope of the Development Committee’s responsibilities. The Development Committee may invite non-members to participate in the discussions and meetings, provided that such participants will have no voting authority at the Development Committee meeting and are subject to confidentiality provisions no less strict than those described in Article 9. The Development Committee’s purpose shall be for Evolus to update IBSA as to the status of the development of each Product in the Territory, and such other functions as appropriate to further the purposes of this Agreement, as may be mutually agreed to in writing by the Parties. The Development Committee may form sub-committees as needed to address such other functions.
(b)Meetings. During the development term, the Development Committee shall meet (via telephone, video conference, or in person) when mutually agreed upon by the Parties, and, if requested by a Party, at least [***] and in proximity to the occurrence of any milestone, as defined in Section 13.2(b). At each meeting, Evolus shall provide IBSA, through the Development Committee, with an update, in the form of a report or presentation, of the progress of development of the Products and an estimated timeline for Regulatory Approval of each Product in the Territory together with (i) a summary of the activities completed since the previous meeting, and (ii) the proposed next steps, including any matters requiring a decision or vote of the Development Committee.
(c)Decision-Making Authority. In the event there is disagreement related to the Development for a Product in the Territory, Evolus shall maintain final decision-making authority as to such Development, provided that:(i) such authority is rendered consistently with the terms of this Agreement and (ii)any such decision does not jeopardizes, impairs or otherwise adversely affects the Regulatory Approval, compliance, or Commercialization of the same Product in any other country.
8.INTELLECTUAL PROPRIETARY RIGHTS
8.1Trademark License. IBSA hereby grants to Evolus a royalty-free, exclusive, non-assignable, non-transferable, non-sublicensable license to use the Trademarks solely in connection with the advertising, sale, distribution, and Commercialization of the Products in the Territory. Evolus shall use the Trademarks: (i) in compliance with Applicable Laws; and (ii) in reasonable conformity with the style and appearance standards that are substantially equivalent to those standards maintained by IBSA as of the Effective Date.
8.2IP Ownership. Each Party will retain ownership and all rights, title and interest to all Intellectual Property Rights existing prior to the Effective Date or conceived, reduced to practice, made, or developed by such Party outside of the activities performed under this Agreement. Evolus will also retain ownership of the Evolus Trademarks. Joint research is not contemplated by this Agreement. If the Parties decide to engage in joint research during the Term, then the Parties shall negotiate and enter into a separate joint research agreement.
8.3No Other Proprietary Rights. Except as expressly stated in this Agreement, nothing shall grant either Party any right, title, or interest in and to any Patent application, Patent, trade secret, trademark, or other Intellectual Property Right of the other Party, whether expressly, by implication or by estoppel.
8.4Infringement. Evolus shall be responsible for handling any infringement in the Territory of any Evolus Trademarks, Patents, or other Intellectual Property Rights of Evolus or its Affiliates related to the Products, of which Evolus may learn, including initiating any protective action with respect to such infringement, and IBSA agrees to cooperate to the fullest extent necessary to enable Evolus to conduct such defense.
9.CONFIDENTIALITY
9.1Confidentiality and Non-Use Obligations. Subject to Section 9.3, the Parties each undertake to keep in strict confidence and not disclose to any Third Party, or to use themselves other than for the performance of their respective obligations, or the exercise of their respective rights, under this Agreement any, proprietary, Confidential Information in any form directly or indirectly belonging or relating to the other Party, or its Affiliates, disclosed by or on behalf of a Party and received by the other Party pursuant to or in the course of this Agreement or the performance of this Agreement. The Parties agree that a Party receiving Confidential Information of the other Party shall not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under written terms consistent with this Agreement.
9.2Permitted Disclosures. A Party may disclose Confidential Information disclosed by the other Party to the extent such disclosure is reasonably necessary in the following instances:
(a)when complying with applicable governmental laws, regulations (including the regulations of applicable securities exchanges) or judicial orders; provided that notice of any such disclosure shall be sent to the other Party as soon as practicable prior to any such disclosure to provide the other Party an opportunity to challenge or limit the disclosure obligations.
(b)when disclosing to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided that, in each case, any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry), except in the case of disclosure of any trade secrets or know-how related to the Manufacturing of the Product, which disclosure shall require prior written consent prior to such disclosure; or
(c)when disclosing to a receiving Party’s: (i) Affiliates, potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); (ii) potential or actual investment bankers, acquirers, lenders or investors; and (iii) employees, consultants and agents; each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use as set forth in this Article 9.
9.3Duration and Exceptions. The obligations contained in this Article 9 shall survive for a period of [***] following the expiry or termination of this Agreement for any reason, except with respect to any Confidential Information qualifying as, and properly identified as a trade secret under Applicable Law, for which the duty of confidence set forth herein shall not expire, and shall remain valid so long as such Confidential Information qualifies as a trade secret. Notwithstanding the foregoing, the obligations of confidentiality contained in this Article 9 shall not apply to any Confidential Information which:
(a)is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;
(b)was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;
(c)is subsequently disclosed on a non-confidential basis to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without confidentiality or non-use obligations; or
(d)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement.
9.4Press Release. Each Party agrees not to, and agrees to cause its Affiliates not to, issue any press release or other public statement disclosing the existence of Agreement or the transactions contemplated hereby, unless such press release or other public statement is approved by the other Party in writing (such approval not to be unreasonably withheld, delayed or conditioned); except that, each Party will be authorized to make any disclosure, without the approval of the other Party, that is required by Applicable Laws (including the US Securities Act of 1933, as amended, and the US Securities Exchange Act of 1934, as amended) or the rules of any securities exchange. Nevertheless, it is agreed between the Parties that the first press release relating to this Agreement is subject to the prior written approval of both Parties.
10.REPRESENTATIONS AND WARRANTIES
10.1Authorization; Enforceability. Each Party represents and warrants to the other Party that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this

Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such Party’s obligations under any other agreement; and (c) it has duly executed and delivered this Agreement.
10.2Compliance with Laws, Permits and Licenses. Both Parties represent and warrant to the other Party that their actions under this Agreement shall comply with all Applicable Laws and regulations pertaining to the Development, Manufacture, supply, and use of the Products, including the including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions. Each Party further represents and warrants that it has and shall throughout the Term, at its expense, obtain and maintain any and all licenses, permits, orders, authorizations, and consents required by the Governmental Authority in the Territory to perform its obligations under this Agreement.
10.3Debarment. Both Parties represent and warrant to the other Party that in the course of the Development, Manufacture, and Commercialization of the Products, the Parties have not and shall not knowingly use any employee, consultant, or subcontractor who has ever been debarred or is the subject of debarment or convicted of a crime for which a Person could be debarred (including by the FDA under 21 U.S.C. § 335a (or subject to a similar sanction of any other Governmental Authority)). Each Party shall notify the other immediately upon becoming aware (a) that any of its employees, consultants, or subcontractors has been debarred or is the subject of debarment proceedings by any Governmental Authority, or (b) that any part of this Section 10.3 is no longer true and correct.
10.4Products Warranty. IBSA warrants to Evolus that:
(a)the Products supplied to Evolus under this Agreement shall be Manufactured in accordance with cGMP, the Regulatory Approval and conform with the Specifications and will be free from significant defects in material and workmanship;
(b)the Products supplied to Evolus under this Agreement are free of defects in design;
(c)no claim, lien, or action exists or is threatened against IBSA that would interfere with the Commercialization of the Products;
(d)no Products, nor the Manufacture or Commercialization of the Products, infringes any Third Party Intellectual Property Rights;
(e)Evolus will receive good and valid title to the Products, free and clear of all encumbrances and liens of any kind;
(f)the Products are manufactured and supplied in accordance with Applicable Law; and
(g)all Products meet the Shelf-Life Threshold upon shipment to Evolus.

(h)Evolus shall notify IBSA of any warranty claim for a Product under this Section 10.4. Upon receipt of a warranty claim, and provided that the defect or issue is attributable to IBSA’s breach of the above warranties, IBSA shall promptly repair or replace the applicable Product, at no charge to Evolus. IBSA shall have no obligation to repair or replace Products where the defect or issue results from misuse, improper storage, handling, or any act or omission by Evolus or third parties contracted by Evolus.
11.INDEMNIFICATION AND INSURANCE
11.1Indemnification by Evolus. Subject to Section 11.3, Evolus hereby agrees to indemnify, defend and hold harmless IBSA, its Affiliates, and its and their respective directors, employees and agents (“IBSA Indemnitees”) from any and all claims, suits, demands, losses, liabilities, damages, penalties or expenses, including reasonable attorney fees, (collectively, “Claims”) by any Third Party arising from or related to the negligence, gross negligence, willful misconduct, or breach of this Agreement (including a breach of any of the representations or warranties in Article 10) by Evolus, its Affiliates or any of their permitted sub-distributors, sales representatives or employees, except, in each case, to the extent such Claims result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by any IBSA Indemnitee.
11.2Indemnification by IBSA. Subject to Section 11.3, IBSA hereby agrees to indemnify, defend and hold harmless Evolus, its Affiliates, and its and their respective directors, employees and agents from any and all Claims by any Third Party arising from or related to the negligence, gross negligence, willful misconduct, or breach of this Agreement (including a breach of any of the representations or warranties in Article 10) by any IBSA Indemnitee, except, in each case, to the extent such Claims result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by Evolus, its Affiliates or any of their permitted sub-distributors, sales representatives or employees.
11.3Procedures.    For a Party to exercise its rights under Section 11.1 or Section 11.2, the Party seeking to exercise its rights (the “Indemnified Party”) must: (a) promptly notify the other Party (the “Indemnifying Party”) of the Claim; provided that failure to give such notice shall not relieve Indemnifying Party of its obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s reasonable cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the Claim; provided that the Indemnifying Party shall not settle or compromise the Claim in any manner which would: (i) require any payment by the Indemnified Party; (ii) require an admission of legal wrongdoing in any way on the part of the Indemnified Party; or (iii) effect an amendment of this Agreement, in each case without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned. Neither Party has any obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the Claim and in selecting counsel therefor.
11.4Insurance.

(a)During the Term and for a period of [***] thereafter, each Party shall maintain insurance coverage with reputable insurers, [***].
(b)Without limiting the foregoing, each Party shall maintain product liability insurance with limits of not less than [***] per occurrence and [***] in the aggregate (whether through a primary policy alone or through a combination of primary and excess policies).
(c)Upon reasonable written request, a Party shall provide the other Party with certificates of insurance evidencing the foregoing coverage. Each Party shall provide the other Party with at least [***] prior written notice of any cancellation, non-renewal, or material adverse change to such insurance.
12.LIMITATIONS OF LIABILITY
12.1EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 9, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 11 REGARDING CLAIMS, AND EXCEPT IN THE CASE OF A PARTY'S FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
12.2LIABILITY LIMITATION. EXCEPT FOR BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 9, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 11 REGARDING CLAIMS, UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF EVOLUS AND ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EXCEED [***].
12.3Independence of Provisions. The Parties agree that Sections 12.1 and 12.2 are independent of any exclusive remedies for breach of warranty set forth in this Agreement. Furthermore, IBSA and Evolus each agrees that the Transfer Prices for Products set forth in this Agreement reflect the allocation of risk set forth in this Agreement, and that the Parties would not enter into this Agreement without these limitations on its liabilities.
13.TERM AND TERMINATION
13.1Term. This Agreement commences on the Effective Date and continues until the day that is the fifteen (15) year anniversary of the date of the first Regulatory Approval achieved for a Product in the Territory (“Initial Term”). Each 5-year period after the Initial Term, if any, is referred to as a “Renewal Term.” The Initial Term and each Renewal Term constitute the Term.
(a)Non-Renewal. During Contract Year 10, IBSA may notify Evolus that this Agreement will not renew and will terminate at the end of the Initial Term. For the avoidance of doubt, if IBSA delivers such notice, the Minimum Purchase Requirements set forth in Section 3.1(a) shall remain in full force and effect for each remaining Contract Year of the Initial Term, and Evolus' failure to achieve such requirements during such period shall remain subject to Section 3.1(c).

(b)First Renewal Term. If IBSA does not give the notice in 13.1(a), the parties shall negotiate in good faith the Minimum Purchase Requirements for the first Renewal Term (i.e. Contract Years 11-15), and this agreement will automatically renew for the first Renewal Term on the same terms and conditions, subject to the agreed Minimum Purchase Requirements.
(c)After the first Renewal Term, this Agreement will automatically renew for successive five (5) year Renewal Terms unless IBSA gives Evolus written notice of non-renewal no later than two (2) years before the end of the then-current Renewal Term. If this Agreement renews, the Parties shall negotiate in good faith the Minimum Purchase Requirements for the new Renewal Term. All other terms and conditions remain unchanged. By way of example: if the first Renewal Term runs from Contract Years 16 through 20 (ending December 31 of Contract Year 20), IBSA must deliver its notice of non-renewal no later than December 31 of Contract Year 18 in order to prevent the Agreement from automatically renewing for a second Renewal Term covering Contract Years 21 through 25. If IBSA does not deliver such notice by that deadline, the Agreement will renew automatically for Contract Years 21 through 25.
13.2Termination.
(a)If either Party believes that the other is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] to cure such breach from the receipt of the notice, except that, if such breach is capable of being cured but is not cured within such [***] period, the breaching Party may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such [***] period and using Commercially Reasonable Efforts to pursue such actions. If the allegedly breaching Party fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. The Parties agree that the termination remedy under this Section 13.2(a) are to be invoked only if the applicable material breach cannot be adequately remedied through a combination of specific performance and the payment of money damages as available to the non-breaching Party in accordance with this Agreement.
(b)Development Milestone Achievement. Evolus shall use Commercially Reasonable Efforts to achieve the following milestones within the specified timeframes:
(i)Milestones: [***]
(ii)Failure to Meet Milestone: [***].
(iii)Notwithstanding the foregoing, IBSA's rights under this Section 13.2(b) shall not apply if [***].
(c)IBSA may terminate this Agreement promptly by written notice of termination to Evolus for Evolus’ failure to purchase the Minimum Purchase Requirement subject to the conditions set forth in Section 3.1(c). Such termination shall be effective [***] after Evolus’ receipt of notice from IBSA.
13.3Effect of Termination or Expiration.

(a)The rights of each Party against the other Party that have accrued up to the date of such termination or expiration shall remain in force after the termination or expiration of this Agreement.
(b)[***].
(c)Each receiving Party shall return to the disclosing Party or destroy, at the disclosing Party’s election, all Confidential Information of disclosing Party, including all copies thereof and all materials, substances and compositions delivered or provided by disclosing Party to receiving Party, except that receiving Party may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and receiving Party shall not be required to remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems.
(d)The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies, or defenses under this Agreement, at law, in equity, or otherwise.
(e)Termination is not the sole remedy under this Agreement and, whether or not termination is implemented and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
13.4Survival. The provisions of Article 9 shall survive the expiration or termination of this Agreement and shall continue in effect for [***]. Additionally, the provisions of Article 1, Sections 5.5, 5.6, 5.7, 6.5, 6.6, 6.8, 6.9, 7.3, 7.4, 7.5, Article 8, Article 10, Articles 12-16 shall survive any expiration or termination of this Agreement. For the avoidance of doubt, any obligations relating to Products delivered, purchase orders placed, invoices issued, payments owed, or taxes arising prior to or in connection with the expiration or termination of this Agreement shall survive until fully satisfied.
14.DATA PROTECTION AND COMPLIANCE
14.1Under this Agreement, the Parties may exchange files and/or information containing personal data, as defined in Article 5 of the Federal Act of 25 September 2020 on Data Protection (“FDAP”). The Parties undertake to comply with all Applicable Laws and regulation in respect of data protection, including the FDAP, and, if applicable, the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (“GDPR”), as well as other regulations present or future, applicable to Personal Data processed for performance of this Agreement.
14.2The Parties shall take all necessary steps to protect in the best possible conditions of security and confidentiality the personal data that they collect and/or process under this Agreement. In addition, the Parties shall retain and / or process such data only for the strict performance of this Agreement and shall ensure that such data remain fully intact and in no way deformed, damaged or accessible by third parties not expressly authorized.

14.3Evolus and IBSA shall be each a Data Controller with regard to the personal data of the employees of the other Party who will deal with the management of the Agreement. To the extent that Evolus processes IBSA’s personal data on IBSA’s behalf as a processor in connection with the performance of their respective roles under this Agreement, IBSA and Evolus agree to enter into a data-processing agreement incorporating the terms required under Article 28 of GDPR and under the FADP.
14.4Evolus shall comply with the relevant requirements set forth in the Code of Ethics and the Anti-corruption Guidelines of IBSA available [***] hereby acknowledges to have read when signing this Agreement. The violation of the provisions contained under this Section shall constitute a material breach of this Agreement subject to the notice and cure provisions set forth in Section 13.2(a).
15.GENERAL PROVISIONS
15.1Notices. Unless otherwise stated in this Agreement, any notice, report, payment or document to be given by a Party to the other Party will be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is [***] after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective [***] after it is deposited with such courier), or sent by email or facsimile (such notice sent by email or facsimile to be effective when sent, if confirmed by certified or registered mail or overnight courier) as follows:

If to IBSA Institut Biochimique SA:	If to Evolus:
Address: [***] [***] Attention: [***] Phone: [***] Email: [***]	Address: [***] [***] Attention: [***] Phone: [***] Email: [***]

with a copy to:	with a copy to:
Address: [***] [***] Attention: [***]a Phone: [***] Email: [***]	Address: [***] [***] Attention: Legal Phone: [***] Email: [***]

or to such other place as either Party may designate as to itself by written notice to the other Party.

15.2Governing Law. This Agreement shall be governed by and construed in accordance with [***]. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
15.3Amendment and Waiver. No amendments or waivers of the terms and conditions of this Agreement shall be binding upon either Party unless in writing, signed by the

Parties and specifying the provision of this Agreement that is amended or waived. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.
15.4English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.5Independent Contractors. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent (or legal representative) for or on behalf of the other Party or any Third Party. This Agreement and the relationship hereby established by and between IBSA and Evolus do not constitute a partnership, joint venture, franchise, agency, or contract of employment. Evolus is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of IBSA or its Affiliates.
15.6Assignment.
(a)No Assignment. Neither Party may assign this Agreement, or its rights or obligations hereunder, without the prior written consent of the other Party.
(b)Limited Exceptions. Notwithstanding Section 15.6(a) and subject, in the case of Evolus, to Section 15.6(c), either Party may assign this Agreement, or all of its rights and obligations hereunder: (a) to an Affiliate, or (b) if a transfer or sale to a Third Party of all or substantially all of that Party’s assets or business that relate to this Agreement occurs, whether by change of control, merger, sale of stock, sale of assets or otherwise (a “Change of Control”).
(c)Change of Control Restrictions.
(i)Evolus Notice to IBSA. Evolus shall notify IBSA in writing [***] after (A) entering into any definitive agreement for a Change of Control involving a Restricted Company or a Strategic Acquiror and (B) the consummation of such Change of Control.
(ii)[***].
(iii) [***]
(d)Any assignment in violation of this Section 15.6 shall be null and void. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.
15.7Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof. The Parties agree that they shall negotiate in good faith or shall permit a court to replace any provision hereof so held invalid, illegal, or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

15.8Interpretation. Headings in this Agreement are included for ease of reference only and shall have no legal effect. This Agreement shall be deemed to comprise the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires: (a) the singular shall include the plural and vice versa, (b) words of any gender include each other gender, (c) words such as “herein”, “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole; (d) the words “include(s),” “including,” “such as,” and “for example” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” or words of similar import unless otherwise specified; I the word “or” shall be deemed to include the word “and” (e.g., “and/or”); (f) references to a particular statute, law or regulation include all rules and regulations promulgated thereunder and any successor statute, law, rules or regulations then in effect, in each case including the then-current amendments thereto; (g) references to “Article,” “Section,” “subsection,” “clause,” or other subdivision, or an Exhibit or Appendix, without reference to a documents are to the specified provision, Exhibit, or Appendix to this Agreement; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (j) any reference herein to any Person shall be construed to include the Person’s or entity’s successors and assigns; (k) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (l) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, including by e-mail; and (m) unless stated otherwise, references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.
15.9Entire Agreement. The terms, conditions and provisions contained in this Agreement constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements, and understandings relating to the subject matter hereof. For clarity, this Agreement shall supersede any prior confidentiality or non-disclosure agreement that was between the Parties and that covered the subject matter of this Agreement (“Prior CDA”), and all Confidential Information (as defined therein) exchanged between the Parties under the Prior CDA prior to the Effective Date shall be governed by the Prior CDA, while all Confidential Information exchanged between the Parties as of or after the Effective Date shall be governed by this Agreement.
15.10Further Assurances. Each Party covenants and agrees that subsequent to the execution and delivery of this Agreement, and without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the terms and conditions of this Agreement.
15.11Force Majeure. No Party shall be held liable to the other Party, or be deemed to have defaulted under or breached this Agreement, for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including [***]. The affected Party shall notify the other Party of such force majeure circumstances [***] and shall promptly undertake and continue diligently all Commercially Reasonable Efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.
15.12Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which will be binding when sent.
16.DISPUTE RESOLUTION
16.1Dispute Resolution. The Parties agree that any dispute, controversy or claim that arises out of, or relates to, this Agreement (“Disputed Matter”) shall be resolved solely by means of the procedures set forth in this Article 16, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. Before initiating any arbitration under Section 16.2, the Parties agree that [***].
16.2Arbitration. Each Disputed Matter that is not an Excluded Claim shall be finally resolved by binding arbitration in accordance with [***].
(a)The seat and venue of the arbitration shall be either in [***] (for Disputed Matters brought by IBSA), or in [***] (for Disputed Matters brought by Evolus). There shall be [***] arbitrators. The arbitral proceedings shall be conducted in English.
(b)The Parties agree that, if a Disputed Matter arises over the nature or quality of performance under this Agreement, or over the validity or effect of a termination or other remedy asserted by a Party. While any such Disputed Matter is pending, neither Party may terminate this Agreement, and no notice of termination or other remedy shall take effect, until final resolution of the Disputed Matter through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Disputed Matter shall be refunded if an arbitrator or court determines that such payments are not due.
16.3Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction or arbitration panel any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party, and such an action by such Party may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to any Excluded Claims, and no such Excluded Claim shall be subject to arbitration pursuant to Section 16.2. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the Agreement under the dispute resolution provisions set forth herein. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Laws.
[Signature page follows.]

    IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

IBSA    EVOLUS
IBSA Institut Biochimique SA    Evolus, Inc.

/s/ Elisabetta Racca     /s/ David Moatazedi
By: Elisabetta Racca    By: David Moatazedi
Title: Member of the Board and Head of Legal     Title: Chief Executive Officer
Affairs and Compliance

/s/ Luca Grassi
By: Luca Grassi
Title: Member of the Board and C.F.O.

Exhibit A
[***]

Exhibit B
[***]